PRESS RELEASE

May 9, 2023

Century Casinos, Inc. Announces First Quarter 2023 Results

Colorado Springs, Colorado – May 9, 2023 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) today announced its financial results for the three months ended March 31, 2023.

First Quarter 2023 Highlights*

Compared to the three months ended March 31, 2022:

•	Net operating revenue was $108.5 million, an increase of 5%.
•	Earnings from operations were $18.4 million, an increase of 41%.
•	Net loss attributable to Century Casinos, Inc. shareholders was ($1.2) million, a decrease of (670%).
•	Adjusted EBITDA** was $26.1 million, an increase of 9%.
•	Loss per share was ($0.04).
•	Book value per share*** at March 31, 2023 was $4.70.

NUGGET CASINO RESORT ACQUISITION

On April 3, 2023, the Company completed its previously announced acquisition of 100% of the membership interests in Nugget Sparks, LLC (“Nugget”) for $100.0 million (subject to certain adjustments) (the “OpCo Acquisition”). On April 1, 2022, the Company purchased 50% of the membership interests in Smooth Bourbon, LLC (“Smooth Bourbon”) for approximately $95.0 million (the “Smooth Bourbon Acquisition” and together with the OpCo Acquisition, the “Nugget Acquisition”).  Nugget owns and operates the Nugget Casino Resort in Sparks, Nevada, and Smooth Bourbon owns the real property on which the casino is located and leases the real property to Nugget for an annual rent of $15.0 million. The Company funded the acquisition with $100.0 million from an escrow account that was established under its Credit Agreement with Goldman Sachs Bank USA (the “Goldman Credit Agreement”).

RESULTS

The consolidated results for the three months ended March 31, 2023 and 2022 are as follows:

	For the three months
Amounts in thousands, except per share data	ended March 31,
Consolidated Results:	2023	2022	% Change
Net Operating Revenue	$108,508	$103,103	5%
Earnings from Operations	18,400	13,045	41%
Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders	$(1,243)	$218	(670%)

Adjusted EBITDA**	$26,054	$23,824	9%

(Loss) Earnings Per Share Attributable to Century Casinos, Inc. Shareholders:
Basic and Diluted	$(0.04)	$0.01	(500%)

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

*** The Company defines book value per share as total Century Casinos, Inc. shareholders’ equity divided by outstanding common shares.

“We are pleased that each of our reportable segments had revenue growth for the first quarter of 2023 compared to the first quarter of 2022. Construction of our hotel in Cape Girardeau, Missouri and our land-based casino and hotel in Caruthersville, Missouri continues, and we are excited to see the progress made at these properties,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked. “We completed our acquisition of the Nugget Casino Resort on April 3, 2023. We have begun to integrate the Nugget operations and expect to see meaningful growth from this acquisition in the future. We anticipate an immediate impact to net income because we had been paying interest on the $100 million in escrow that we borrowed in April 2022 to finance the OpCo Acquisition without net income from the Nugget to support it,” Messrs. Haitzmann and Hoetzinger concluded.

Reportable Segment  Results*

The table below shows the Company’s reporting units and operating segments that are included in each of the Company’s reportable segments as of March 31, 2023:

Reportable Segment	Operating Segment	Reporting Unit
United States	Colorado	Century Casino & Hotel - Central City
Century Casino & Hotel - Cripple Creek
	West Virginia	Mountaineer Casino, Racetrack & Resort
	Missouri	Century Casino Cape Girardeau
Century Casino Caruthersville (1)
Canada	Edmonton	Century Casino & Hotel - Edmonton
Century Casino St. Albert
Century Mile Racetrack and Casino
	Calgary (2)	Century Downs Racetrack and Casino ("CDR")
Poland	Poland	Casinos Poland
Corporate and Other	Corporate and Other	Cruise Ships & Other
Corporate Other (3)

(1)	Includes neighboring hotel, The Farmstead.
(2)	The Company operated Century Sports through February 10, 2022.
(3)	The Company’s equity interest in Smooth Bourbon is included in the Corporate Other reporting unit.

The Company’s net operating revenue increased by $5.4 million, or 5%, for the three months ended March 31, 2023,  compared to the three months ended March 31, 2022.  Following is a summary of the changes in net operating revenue by reportable segment for the three months ended March 31, 2023,  compared to the three months ended March 31, 2022:

	Net Operating Revenue
	For the three months
Amounts in	ended March 31,		$	%
thousands	2023	2022	Change	Change
United States	$66,369	$65,248	$1,121	2%
Canada	16,503	15,999	504	3%
Poland	25,579	21,824	3,755	17%
Corporate and Other	57	32	25	78%
Consolidated	$108,508	$103,103	$5,405	5%

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

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The Company’s earnings from operations increased by $5.4 million, or 41%, for the three months ended March 31, 2023,  compared to the three months ended March 31, 2022.  Following is a summary of the changes in earnings (loss) from operations by reportable segment for the three months ended March 31, 2023,  compared to the three months ended March 31, 2022:

	Earnings (Loss) from Operations
	For the three months
Amounts in	ended March 31,		$	%
thousands	2023	2022	Change	Change
United States	$14,270	$15,528	$(1,258)	(8%)
Canada	4,001	600	3,401	567%
Poland	2,643	1,960	683	35%
Corporate and Other	(2,514)	(5,043)	2,529	50%
Consolidated	$18,400	$13,045	$5,355	41%

Net (loss) earnings attributable to Century Casinos, Inc. shareholders decreased by ($1.5) million, or (670%), for the three months ended March 31, 2023,  compared to the three months ended March 31, 2022.  Following is a summary of the changes in net (loss) earnings attributable to Century Casinos, Inc. shareholders by reportable segment for the three months ended March 31, 2023,  compared to the three months ended March 31, 2022:

	Net (Loss) Earnings Attributable to Century Casinos, Inc. Shareholders
	For the three months
Amounts in	ended March 31,		$	%
thousands	2023	2022	Change	Change
United States	$5,375	$8,521	$(3,146)	(37%)
Canada	1,867	(703)	2,570	366%
Poland	1,574	931	643	69%
Corporate and Other	(10,059)	(8,531)	(1,528)	(18%)
Consolidated	$(1,243)	$218	$(1,461)	(670%)

Items deducted from or added to earnings from operations to arrive at net (loss) earnings attributable to Century Casinos, Inc. shareholders include interest income, interest expense, gains (losses) on foreign currency transactions and other, income tax (benefit) expense and non-controlling interests. Net earnings attributable to Century Casinos, Inc. shareholders decreased for the three months ended March 31, 2023 compared to the three months ended March 31, 2022 primarily because interest expense increased by $6.8 million as a result of an additional $176.9 million in principal debt as of March 31, 2023 under the Goldman Credit Agreement compared to the principal debt as of March 31, 2022 under a prior credit agreement. This included approximately $2.6 million of additional interest expense from interest on the $100.0 million in escrow to fund the OpCo Acquisition without the benefit of net income from the Nugget Casino.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

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Adjusted EBITDA** increased by $2.2 million, or 9%, for the three months ended March 31, 2023 compared to the three months ended March 31, 2022.  Following is a summary of the changes in Adjusted EBITDA** by reportable segment for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:

	Adjusted EBITDA**
	For the three months
Amounts in	ended March 31,		$	%
thousands	2023	2022	Change	Change
United States	$19,772	$20,315	$(543)	(3%)
Canada	4,557	3,994	563	14%
Poland	3,279	2,644	635	24%
Corporate and Other	(1,554)	(3,129)	1,575	50%
Consolidated	$26,054	$23,824	$2,230	9%

Balance Sheet and Liquidity

As of March 31, 2023, the Company had $102.7 million in cash and cash equivalents compared to $101.8 million in cash and cash equivalents at December 31, 2022.  Cash and cash equivalents as of March 31, 2023 do not include restricted cash, which included $100.2 million in escrow to fund the OpCo Acquisition. As of March 31, 2023, the Company had $365.2 million in outstanding debt compared to $349.6 million in outstanding debt at December 31, 2022.  The outstanding debt as of March 31, 2023 included $346.5 million related to the term loan under the Goldman Credit Agreement  (including $100.0 million borrowed and in escrow to fund the OpCo Acquisition),  $4.3 million of bank debt related to Century Resorts Management GmbH (“CRM”), and $14.4 million related to a long-term land lease for CDR. The Company also has a $285.2 million long-term financing obligation under its triple net master lease (“Master Lease”) for its West Virginia and Missouri properties.

Conference Call Information

Today the Company will post a copy of its quarterly report on Form 10-Q filed with the SEC for the quarter ended March 31, 2023 on its website at www.cnty.com/investor/financials/sec-filings/. The Company will also post a presentation of the first quarter 2023 results on its website at

 www.cnty.com/investor/presentations/.

The Company will host its first quarter 2023 earnings conference call today, Tuesday,  May 9, 2023 at 11:00 am EDT / 9:00 am MDT. U.S. domestic participants  should dial 800-225-9448. For all international participants, please use 203-518-9708 to dial-in. The conference ID is ‘Casinos’. Participants may listen to the call live at http://www.eventcastpro.com/webcasts/cc/events/p0VL9p.cfm or obtain a recording of the call on the Company’s website until May 31, 2023 at www.cnty.com/investor/financials/sec-filings/.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

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CENTURY CASINOS, INC. AND SUBSIDIARIES –

UNAUDITED FINANCIAL INFORMATION – US GAAP BASIS

Condensed Consolidated Statements of Earnings

	For the three months
	ended March 31,
Amounts in thousands, except for per share information	2023	2022
Operating revenue:
Net operating revenue	$108,508	$103,103
Operating costs and expenses:
Total operating costs and expenses	91,199	90,058
Earnings from equity investment	1,091	—
Earnings from operations	18,400	13,045
Non-operating (expense) income, net	(13,746)	(8,901)
Earnings before income taxes	4,654	4,144
Income tax provision	(1,623)	(1,435)
Net earnings	3,031	2,709
Net earnings attributable to non-controlling interests	(4,274)	(2,491)
Net (loss) earnings attributable to Century Casinos, Inc. shareholders	$(1,243)	$218

(Loss) earnings per share attributable to Century Casinos, Inc. shareholders:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.01

Weighted average common shares
Basic	30,056	29,661
Diluted	30,056	31,335

Condensed Consolidated Balance Sheets
	March 31,	December 31,
Amounts in thousands	2023	2022
Assets
Current assets	$224,405	$228,019
Property and equipment, net	471,416	464,650
Other assets	189,661	192,298
Total assets	$885,482	$884,967

Liabilities and Equity
Current liabilities	$63,168	$65,413
Non-current liabilities	668,533	665,355
Century Casinos, Inc. shareholders' equity	142,697	144,028
Non-controlling interests	11,084	10,171
Total liabilities and equity	$885,482	$884,967

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CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDA* to Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the three months ended March 31, 2023
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$5,375	$1,867	$1,574	$(10,059)	$(1,243)
Interest expense (income), net (1)	7,119	523	(95)	9,957	17,504
Income taxes (benefit)	1,776	1,634	632	(2,419)	1,623
Depreciation and amortization	5,032	1,127	635	61	6,855
Net earnings attributable to non-controlling interests	—	3,488	786	—	4,274
Non-cash stock-based compensation	—	—	—	736	736
(Gain) loss on foreign currency transactions, cost recovery income and other (2)	—	(4,085)	(254)	7	(4,332)
Loss on disposition of fixed assets	470	3	1	5	479
Acquisition costs	—	—	—	158	158
Adjusted EBITDA	$19,772	$4,557	$3,279	$(1,554)	$26,054

(1)

Expense of $7.1 million related to the Master Lease is included in interest expense (income), net in the United States segment. Expense of $0.5 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the Master Lease and CDR land lease were $6.9 million and $0.5 million, respectively, for the period presented.

(2)	Includes $0.6 million related to the quarterly earn out payment from the sale of casino operations in Calgary in 2020 and cost recovery income for CDR.

	For the three months ended March 31, 2022
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$8,521	$(703)	$931	$(8,531)	$218
Interest expense (income), net (1)	7,007	567	(13)	3,233	10,794
Income taxes	—	622	558	255	1,435
Depreciation and amortization	4,768	1,225	681	121	6,795
Net earnings attributable to non-controlling interests	—	2,025	466	—	2,491
Non-cash stock-based compensation	—	—	—	673	673
Loss (gain) on foreign currency transactions and cost recovery income (2)	—	243	18	(12)	249
Loss on disposition of fixed assets	19	15	3	—	37
Acquisition costs	—	—	—	1,132	1,132
Adjusted EBITDA	$20,315	$3,994	$2,644	$(3,129)	$23,824

(1)

Expense of $7.0 million related to the Master Lease is included in interest expense (income), net in the United States segment. Expense of $0.6 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the Master Lease and CDR land lease were  $4.3 million and $0.4 million, respectively, for the period presented.

(2)	Loss of $2.2 million related to the sale of land and building in Calgary in February 2022 is included in the Canada segment.

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CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Adjusted EBITDA Margins**

	For the three months
	ended March 31,
	2023	2022
United States	30%	31%
Canada	28%	25%
Poland	13%	12%
Corporate and Other	(2726%)	(9778%)
Consolidated	24%	23%

*    The Company defines Adjusted EBITDA as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation and amortization, non-controlling interests net earnings (loss) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. Expense related to the Master Lease and CDR land lease is included in the interest expense (income), net line item. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDA reported for each segment. Non-cash stock-based compensation expense is presented under Corporate and Other as the expense is not allocated to reportable segments when reviewed by the Company’s chief operating decision makers. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under US GAAP. Adjusted EBITDA is not considered a measure of performance recognized under US GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of the Company and its properties. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above-mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue and the often high cost of acquiring existing operations. Adjusted EBITDA is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry. Please see the reconciliation of Adjusted EBITDA to net (loss) earnings attributable to Century Casinos, Inc. shareholders above.

** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Adjusted EBITDA margin is a non-US GAAP measure. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

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CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, CRM, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in CDR in Calgary, Alberta, Canada. Through its United States subsidiary, Century Nevada Acquisition, Inc., the Company owns Nugget and a 50% membership interest in Smooth Bourbon, which owns the land and building of Nugget in Sparks, Nevada. The Company has an agreement to purchase 100% of the operations of the Rocky Gap Casino Resort in Flintstone, Maryland. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

FORWARD-LOOKING STATEMENTS, BUSINESS ENVIRONMENT & RISK FACTORS

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding completed and pending acquisitions, projects in development and other opportunities, including the expected benefits of our Nugget acquisition, closing of the acquisition of the Rocky Gap Casino Resort and completion of our Missouri construction projects, our credit agreement with Goldman Sachs Bank USA and obligations under our Master Lease and our ability to repay our debt and other obligations, outcomes of legal proceedings, changes in our tax provisions or exposure to additional income tax liabilities, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2022, and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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